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                                                                    EXHIBIT 14.1

                                 CODE OF ETHICS

                           PAYMENT DATA SYSTEMS, INC.

Introduction

This Code of Ethics (the "Code") embodies the commitment of Payment Data Systems, Inc. and our subsidiaries to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. This Code shall be our code of ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, "Senior Financial Officers"). All Senior Financial Officers are expected to adhere to the principles and procedures set forth in this Code. This Code is separate and apart from, and in addition to, any policies our company may have in effect, from time to time, relating to our employees, officers and Board of Directors.

A. Code Compliance and Reporting

Our Senior Financial Officers should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any Senior Financial Officer who becomes aware of any existing or potential violation of this Code must promptly notify an independent director of the Board of Directors or the Audit Committee of the Board of Directors, if such Audit Committee is established (collectively, the "Appropriate Ethics Contact"). Failure to report any existing or potential violation of this Code is a violation of this Code. Any act of retribution or retaliation against any person due to such person's report to the Appropriate Ethics Contact of any existing or potential violation of this Code is a violation of this Code. The company will take such disciplinary or preventive action as appropriate to address any existing or potential violation of this Code brought to our attention. Any report of an existing or potential violation of this Code will be given thorough attention by the company.

Any questions relating to how these policies should be interpreted or applied should be addressed to the Appropriate Ethics Contact.

B. Personal Conflicts of Interest

A "personal conflict of interest" occurs when an individual's private interest improperly interferes with the interests of the company. Personal conflicts of interest, whether actual or apparent, are prohibited as a matter of company policy, unless they have been approved or waived by the company. In particular, a Senior Financial Officer must never use or attempt to use his or her position at the company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

Service to the company should never be subordinated to personal gain and advantage. Conflicts of interest, whether actual or apparent, should, to the extent possible, be avoided.

Any Senior Financial Officer who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must discuss the matter promptly with the Appropriate Ethics Contact.

C. Public Disclosure

It is company policy that the information in our public communications, including our filings made with the United States Securities and Exchange Commission, be full, fair, accurate, timely and understandable. Our Senior Financial Officers who are involved in the company's disclosure process, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the company and are prohibited from knowingly misrepresenting, omitting, or causing others to

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misrepresent or omit, material facts about the company to others, whether within or outside the company, including the company's independent auditors.

D. Compliance with Laws, Rules and Regulations

It is company policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Senior Financial Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations. If a Senior Financial Officer is not aware or familiar with the laws, rules or regulations that apply specifically to our business, they must request that the Appropriate Ethics Contact provide such information.

Generally, it is both illegal and against company policy for any Senior Financial Officer who is aware of material nonpublic information relating to the company, any of the company's clients or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers. Any Senior Financial Officer who is uncertain about the legal rules involving his or her purchase or sale of any company securities or any securities in issuers with which he or she is familiar by virtue of his or her work for the company should consult with the Appropriate Ethics Contact before making any such purchase or sale.

E. Amendment, Modification and Waiver

This Code may be amended or modified by our Board of Directors. Waivers of this Code may only be granted by the Board of Directors or a committee of the Board of Directors with specific delegated authority to grant such waivers. Waivers will be disclosed as required by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and any applicable rules relating to the maintenance of the listing of our securities on any stock exchange. The company will review this Code regularly to assess its utility given the changing demands of the company and the scale and scope of its operations.





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